LICENSE AGREEMENT
BETWEEN THE IOWA STATE UNIVERSITY RESEARCH FOUNDATION
AND
POLYPHENOL TECHNOLOGIES CORPORATION

LICENSE AGREEMENT
Table of Contents

This draft is dated April 27, 2006, and is solely for purposes of negotiation. No contract shall exist until a final, written agreement is signed by an authorized representative of ISURF and an authorized representative of Licensee. This draft shall expire on May 27, 2006

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into by and between Iowa State University Research Foundation, Inc. (hereinafter called "ISURF"), a nonprofit Iowa corporation, and Polyphenol Technologies Corporation. (hereinafter called "Licensee"), a corporation organized and existing under the laws of Nevada;

WHEREAS, ISURF owns by assignment certain inventions that are described in the "Licensed Patents" defined below, and desires to have the inventions of the Licensed Patents utilized in the public interest;

WHEREAS , to the best of ISURF' s knowledge and belief, a patent application related to the Licensed patent was filed on or about January 26, 2006 and Response to Missing Parts was filed on or about April 10, 2006;

WHEREAS, Licensee is experienced in the development, production, manufacture, marketing and/or sale of products similar to those which may employ or be developed using the inventions of the Licensed Patents, and is willing to commit itself to a program of exploiting the inventions of the Licensed Patents so that public utilization may result therefrom; and

WHEREAS, ISURF is willing to grant a license to Licensee under any one or all of the Licensed Patents, and Licensee desires a license under all of them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

   Section 1.           Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.
   Section 2.           Grant.

A.               License.

ISURF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use, import and sell Products.

B.                Sublicenses.

(i)                   Licensee may grant written, nonexclusive sublicenses to third parties. Any agreement granting a sublicense shall state that the sublicense shall be terminated or assigned to ISURF, at the sole option of ISURF, upon the termination of this Agreement. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee. Licensee shall provide ISURF with the name, contact information and address of any sublicensee as well as information regarding the number of full-time employees of any such sublicensee to allow ISURF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes.

(ii)                 With respect to sublicenses granted by Licensee under this Section 2B, Licensee shall pay to ISURF an amount equal to what Licensee would have been required to pay to ISURF had Licensee sold the amount of Products sold by such sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, and such payments are not based directly upon the amount or value of Products sold by the sublicensee, then Licensee shall pay ISURF twenty-five percent (25%) of such payments in the manner specified in Section 4E. Licensee shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the express prior written permission of ISURF.

(iii)           Licensee agrees that sublicenses granted hereunder shall not be transferable to a third party unless agreed upon in writing by both Parties.

C.                                 Research and Publication Rights.

It is hereby agreed that ISURF shall retain the right for itself and for Iowa State University to practice the inventions of the Licensed Patents for research and educational purposes, to license the Licensed Patents to nonprofit institutions for research and educational purposes, and to publish for those purposes and include in such publications, without consulting with or otherwise informing Licensee, any results achieved through said research or educational activities.

Section 3.                 Development.

A.               Licensee agrees to and warrants that it has, or will obtain directly or indirectly, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market. Further, Licensee agrees to provide ISURF with a development plan encompassing at least the information set forth in Appendix E describing the steps necessary to allow the inventions of the Licensed Patents to be utilized to provide Products for sale in the commercial market. In addition, within one month following the end of each semi-annual period ending on June 30 and December 31 until the Date of First Commercial Sale of Products, Licensee will provide ISURF with a written Development Report summarizing Licensee's product development activities since the last Development Report and any necessary adjustments to the development plan. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. ISURF' s review of Licensee's development plan is solely to verify the existence of Licensee's commitment to development activity and to assure compliance with Licensee's obligations to utilize the inventions of the Licensed Patents to commercialize Products for the marketplace, as set forth above. ISURF reserves the right to audit Licensee's records relating to the development of Products as required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth for audit at its expense of the financial records of Licensee in Section 6.

B.                             Development Milestones.

Licensee agrees to meet one of the following milestones during each of the calendar years 2007, 2008, 2009 and 2010:

(i)                                        Begin in vivo testing of Products with potential for pharmaceutical, botanical, and or nutraceutical uses; and

(ii)               Begin toxicology studies required for submission of New Drug Application; and

(iii)                                    Begin marketing a Product for the pharmaceutical, botanical and or nutraceutical uses; and

(iv)                                  Submit a Pre-Investigational New Drug Application (IND) to the U.S. Food and Drug Administration.

Section 4.              Consideration.

A.        License Fees.

Licensee agrees to pay to ISURF license fees of three hundred twenty thousand dollars ($320,000) as follows:

(i)    twenty thousand dollars ($20,000), within thirty (30) days of execution of this Agreement by Licensee, and

(ii)   fifty thousand dollars ($50,000) upon completion of the first successful Phase 2 clinical trial as evidenced by the completion of a study involving at least five human test subjects and

(iii)       two hundred and fifty thousand dollars ($250,000), upon first approval by the U.S. Food and Drug Administration of a New Drug Application (NDA) for any Product as evidenced by the NDA reviewers recommendation for approval of a Product.

B.                                           Royalty.

In addition to the Section 4A license fee, Licensee agrees to pay to ISURF as "earned royalties" a royalty calculated as a percentage of the Net Sales to include deduction for all trade, case and quantity credits, discounts, refunds or rebates of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold, leased or otherwise transferred for consideration, the date an invoice is sent by Licensee or its sublicensee(s), or the date a Product is transferred to a third party for any reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of five percent (5%) of the Net Sales of Products, except for Pharmaceutical Products, for which the royalty rate of three percent (3%) of the Net Sales of Pharmaceutical Products shall apply.

C.         Minimum Royalty.

Licensee further agrees to pay to ISURF minimum royalties per calendar year or part thereof during which this Agreement is in effect starting in or earlier than calendar year 2010 as follows:

(i)                in the calendar year 2010 a minimum royalty of twenty thousand dollars ($20,000), and

(ii)               in the calendar year 2011 a minimum royalty of fifty thousand dollars ($50,000), and

(iii)             in the calendar year 2012 and each year thereafter a minimum royalty of one hundred thousand dollars ($100,000),

Minimum royalties paid in a given year are creditable against any earned royalty paid for the same calendar year. The minimum royalty for a given year shall be due at the time payments are due for the period ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year,shall have no effect on the annual minimum royalty due ISURF for any given calendar year.

D.          Patent Fees and Costs

(  i   )                            Licensee agrees to reimburse ISURF for all domestic and foreign costs incurred by

ISURF in filing, prosecuting and maintaining the Licensed Patents, whether already incurred or incurred in the future. Such payments shall be made by Licensee within thirty (30) days of receiving an invoice from ISURF evidencing such costs, and shall include the payment of an administration fee calculated as fifteen percent (15%) of said costs paid not to exceed $10,000. ISURF hereby agrees that it shall file foreign patent applications in those countries outside of the United States in which Licensee notifies ISURF that it desires foreign patent protection. ISURF reserves the right to file and maintain, at its own expense, foreign patent applications in those countries in which patent protection was not requested by Licensee; provide, however, that for any country in which ISURF files such an application without reimbursement from Licensee, the license granted to Licensee in that country under this Agreement shall be terminated.

(ii)    ISURF will prosecute all applications until ISURF determines that continued prosecution is unlikely to result in the issuance of a patent in that country. ISURF will timely provide copies of all patent communications with the U.S. Patent Office or its foreign counterpart to Licensee and allow Licensee the opportunity to comment on the prosecution of the Licensed Patents and patent applications. If ISURF decides to abandon prosecution of the application in a particular country, Licensee shall be given notification that ISURF is terminating prosecution in that country.

E.         Accounting; Payments.

(i)                Amounts owing to ISURF under Sections 2B and 4B shall be paid on a quarterly basis, with such amounts due and received by ISURF on or before the thirtieth day following the end of the quarterly period ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to ISURF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii)               Except as otherwise directed, all amounts owing to ISURF under this Agreement shall be paid in U.S. dollars to ISURF at the address provided in Section 16(a). All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

(iii)             A full accounting showing how any amounts owing to ISURF under Sections 2B and 4B have been calculated shall be submitted to ISURF on the date of each such payment. Such accounting shall be on a per-country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to ISURF, a statement setting forth that fact shall be supplied to ISURF.

Section 5.             Certain Warranties.

A.      ISURF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement However, nothing in this Agreement shall be construed as:

(i)                a warranty or representation by ISURF as to the validity or scope of any of the Licensed
Patents;

(ii)               a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

(iii)             an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement; or

(iv)             that a valid claim will ever issue from the Licensed Patents.

B.     EXCEPT AS OTHERWISE MAY BE EXPRESSLY SET FORTH IN THIS

AGREEMENT, THE LICENSED PATENTS ARE LICENSED "AS IS" WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES WHATSOEVER. ISURF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY

LICENSEE, ITS SUBLICENSEES OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C. Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.0 § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

    Section 6.         Recordkeeping.

A.                  Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee's and its sublicensee(s)'s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee or its sublicensee(s) are in fact pursuing the development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing the development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Depaitinent to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B.                  Licensee and its sublicensee(s) shall take all steps necessary so that ISURF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow ISURF to verify the accuracy of Licensee's and its sublicensee(s)'s royalty reports and Development Reports. Such review may be performed by any employee of ISURF as well as by any attorney or registered CPA designated by ISURF, upon reasonable notice and during regular business hours.

C.                  If a royalty payment deficiency is determined, Licensee or its sublicensee(s) shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4E(i).

D.                 If a royalty payment deficiency for a calendar year exceeds the lesser of five percent (5%) of the royalties paid for that year or $50,000, then Licensee or its sublicensee(s) shall be responsible for paying ISURF' s out-of-pocket expenses incurred with respect to such review.

Section 7.                  Term and Termination.

A.               The term of this license shall begin on the Effective Date of this Agreement and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Sections 2B and 4B, once begun, ceases for more than eight (8) quarterly periods.

B.                Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to ISURF. Such a notice shall be accompanied by a statement of the reasons for termination which stated reasons shall in no manner vitiate the termination of this Agreement.

C.               ISURF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if the Date of First Commercial Sale does not occur on or before February 1, 2011.

D.             ISURF may terminate this Agreement, at its option and upon thirty (30) days written notice to Licensee, if Licensee fails to make any payments to ISURF when due and fails to make all such payments to ISURF, plus interest as provided herein, within said thirty (30) day notice period. If Licensee has not made all such payments to ISURF before the expiration of said thirty (30) day notice period, the rights, privileges and license granted hereunder shall automatically terminate.

E.                  ISURF may terminate this Agreement, at its option, if Licensee defaults in the performance of any material obligations under this Agreement (other than as provided in Section 7D above, which shall take precedence over any other default), and if the default has not been remedied within ninety (90) days after the giving of written notice of such default to Licensee. If Licensee fails to remedy such default in said ninety (90) day period, ISURF may provide to Licensee written notice of said termination, which shall become immediately effective as of the date of mailing said notice.

F.                   ISURF may terminate this Agreement, at its option and by written notice to Licensee, if Licensee is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by Licensee, or Licensee makes or executes an assignment of its rights in the Licensed Patents for the benefit of creditors. Any termination hereunder shall be effective as of the date of mailing said notice.

G.                 Upon the termination of this Agreement, Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

H.                 Waiver by either Party of a single breach or default, or a succession of breaches or defaults, shall not deprive such Party of any right to terminate this Agreement in the event of any subsequent breach or default.

I.                    The termination of this Agreement, for any reason whatsoever, shall not affect the liability or obligation of either Party which shall have accrued prior to termination (including without limitation any liability for loss or damage on account of breach), nor shall it affect any provisions hereof which contemplate performance by or continuing obligations of a Party following the termination hereof, including, but not limited to, Section 18 and 12 of this Agreement.

Section 8.               Assignability.

                                  This Agreement may not be transferred or assigned by Licensee except with the prior written consent of ISURF.

Section 9.              Contest of Validity.

In the event Licensee or its sublicensee(s) contests the validity of any Licensed Patent, Licensee and its sublicensee(s) shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10.               Enforcement.

A.                  ISURF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in ISURF's sole judgment, such action may be reasonably necessary, proper, and justified. In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement which is to Licensee's substantial detriment, Licensee shall provide ISURF with notification and reasonable evidence of such infringement. ISURF shall have the sole and exclusive right to determine whether or not any action should be taken regarding any infringement of the Licensed Patents (at ISURF' s cost and for ISURF' s benefit), and such proceedings shall be under the exclusive control of ISURF. Upon request by ISURF, Licensee shall take action, join in an action, and otherwise provide ISURF with such assistance and information as may be useful to ISURF in connection with ISURF's taking such action (if the cause of action arose during the term of this Agreement and ISURF reimburses Licensee for Licensee's reasonable out-of-pocket expenses).

B.                  If any infringement of the Licensed Patents which is to the substantial detriment of Licensee has not been discontinued within six (6) months after written request by Licensee to ISURF or ISURF has not by the end of such period taken action intended to abate or terminate the infringing action and Licensee's rights are still exclusive hereunder, and Licensee provides ISURF with a clear opinion of an outside patent counsel that the complained of activity is an infringement and that enforcement of ISURF's patent rights will not constitute patent misuse or abuse, Licensee shall have the right to file a lawsuit to seek to stop such activity at its own expense; provided that during such litigation Licensee shall act in good faith to preserve ISURF's right, title and interest in and to the Licensed Patent, shall keep ISURF advised as to the status of the litigation and shall not enter into a settlement of such litigation without first allowing ISURF the option of either approving the settlement or of continuing the litigation at ISURF's expense for ISURF's benefit (upon payment to Licensee of its out-of-pocket costs and expenses of the litigation). Nothing herein shall permit or allow Licensee to commence any action for infringement of the Licensed Patent for any activity allowed under a settlement arrangement entered into by ISURF in good faith with a third party infringer.

Section 11.            Patent Marking.

Licensee shall mark and require its sublicensee(s) to mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of 35 U.S.C. § 287.

Section 12.         Product Liability; Conduct of Business.

A.               Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold ISURF (including ISURF' s trustees, members, officers, directors, employees and affiliates), Iowa State University (including Iowa State University's trustees, members, officers, directors, employees, students and affiliates), and the inventors of the Licensed Patents (hereinafter all collectively referred to as "the Indemnified Parties"), harmless against any and all claims, proceedings, demands, liabilities, and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee or its sublicensee(s) hereunder. ISURF at all times reserves • the right to select and retain counsel of its own to defend ISURF's interests.

B.                Upon notification from the FDA regarding the required product liability insurance and relative costs Licensee warrants that it will now mmaintain and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage sufficiently covers the Indemnified Parties. In addition, Licensee shall provide ISURF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

C.               Neither ISURF or Iowa State University shall be liable to Licensee or its sublicensee(s) for any indirect, special, incidental, exemplary, consequential or any other damages arising from any right or obligation of Licensee or its sublicensee(s) hereunder. In addition, neither ISURF or Iowa State University shall be liable to Licensee or its sublicensee(s), or to any customers or distributors of Licensee or its sublicensee(s), or to any end users of Products, for any direct, indirect, special, incidental, exemplary, consequential or any other damages arising from such parties' production, manufacture, sale, distribution, use, lease, consumption or advertisement of Products or other products incorporating or made using the inventions of the Licensed Patents.

D.              Notwithstanding any other provisions of this Agreement, any related agreement or applicable law, in no event shall the Indemnified Parties or their agents be liable, whether in an action arising out of breach of contract or warranty, negligence, strict liability, tort or otherwise, for any indirect, special, incidental or consequential damages, losses or expenses arising out of or related to this Agreement or any related agreement or the performance or non-performance hereof or thereof or out of the use, performance or nonperformance of any product, licensed materials or services, including, but not limited to, loss of use, loss of profits, loss of data or loss of goodwill, even if such party has been advised of the possibility of such loss or damage. This section shall not apply to any damage, loss or expense which is the direct result of the reckless or willful misconduct of ISURF, and shall survive any termination of this Agreement.

E.      In no event shall the Indemnified Parties or their agents, be liable, whether in an action arising out of breach of contract or warranty, negligence, strict liability, securities laws, tort or otherwise, for any and all costs, expenses, damages, claims or losses whatsoever arising out of or related to the supply of any information to Licensee pursuant to this Agreement or any related agreement or out of the use of such information. The foregoing shall not apply in the event of any statement made or information supplied with knowledge of falsity. This provision shall not be construed to affect any remedy any party may have for breach of a written representation or warranty. This section shall survive any termination of this Agreement.

  Section 13.      Advertising and Use of Names.

A.               Advertising and Public Announcements

ISURF acknowledges that Licensee is a wholly-owned subsidiary of a corporation having a reporting obligation under the Securities Exchange Act of 1934, as amended, which has or may have certain disclosure and filing obligations under applicable law, including but not limited to the public announcement and disclosure of this agreement ad the filing of the same with the United States Securities and Exchange Commission; it is acknowledged and agreed that such disclosure and filing shall not be deemed a violation of this Agreement. Licensee shall not use the name of Iowa State University, ISURF, any trustees, officers, directors, members, employees, students or affiliates of ISURF or Iowa State University, or any agents of the foregoing, in sales promotions, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is to be used. Advertising material which identifies publications by citations in customary form shall not be subject to the limitations of this Section 13A. Notwithstanding the foregoing, Licensee may make true statements indicating that Products are made, used and/or sold under an exclusive license from ISURF under an existing patent, or that the licensed inventions were developed at Iowa State University or by inventors at Iowa State University.

B.                Announcements of the Existence of this Agreement.

ISURF retains the right to disclose to the public the transfer of this technology to Licensee and the existence of this Agreement.

   Section 14.                United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

   Section 15.   Governing Law, Export Laws and Compliance.

A.               This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Iowa. Licensee agrees to be subject to the jurisdiction of the Courts of the State of Iowa, or the Federal District Court for the Southern District of Iowa, for any purpose relating to this Agreement or the Licensed Patents.

B.                Licensee agrees to comply with all applicable Federal and State of Iowa laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws, regulations, and treaties controlling the export of such commodities and technical data, including Export Administration Regulations of the United States Department of Commerce. These laws, regulations, and treaties may prohibit, or require a license for, the export of certain types of technical data to certain specified countries.

C.               Licensee hereby agrees that it will comply with all United States laws, regulations, and treaties controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee or any sublicensee hereunder, and that it will hold ISURF and Iowa State University harmless in the event of any legal action of any nature occasioned by any violation of same.

D.              If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

E.              The Parties hereto are independent contractors and not joint venturers or partners.

  Section 16.          Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the Party for whom intended at the address below or at such changed address as the Party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)                                Iowa State University Research Foundation, Inc.
Attn.: Executive Director

Iowa State University

310 Lab of Mechanics

Ames, IA 50011

(b)                              Polyphenol Technologies Corporation

Attn: President, CEO

1628 West 1st Avenue, Vancouver, BC V6J1G1

Section 17.       Integration.

This Agreement constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement.

   Section 18.        Confidentiality.

Both Parties agree to keep any information identified as confidential by the disclosing Party, confidential using methods at least as stringent as each Party uses to protect its own confidential information. "Confidential Information" shall include Licensee's development plan and Development Reports, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the Parties hereto. Except as may be authorized in advance in writing by ISURF, Licensee shall grant access to the Confidential Information only to its own employees involved in research relating to the Licensed Patents and Licensee shall require such employees to be bound by this Agreement as well. Licensee agrees not to use any Confidential Information to its advantage and ISURF's detriment, including but not limited to claiming priority to any application serial numbers of the Licensed Patents in Licensee's patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

Licensee or ISURF can show by written record that it possessed the information prior to its receipt from the other Party;

(ii)                                      the information was already available to the public or became so through no fault of the Licensee or ISURF;

(iii)                                    the information is subsequently disclosed to Licensee or ISURF by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv)                                  five (5) years have elapsed from the expiration of this Agreement.

Or, (v) if disclosure of such Confidential Information is required pursuant to the order of requirement of a court , administrative agency, or other governmental body or regulatory agency having jurisdiction over any party hereto or under any applicable law, rule or regulation.

   Section 19.        Authority.

The persons signing on behalf of ISURF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

             IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

IOWA STATE UNIVERSITY RESEARCH FOUNDATION, INC. By: /s/ Kenneth Kirkland                                Date: June 6, 2006

Kenneth Kirkland, Ph.D., Executive Director

Polyphenol Technologies Corporation

      By: /s/ Greg Wujek                     Date: June 12, 2006

Name and Office: Greg Wujek, President, CEO

APPENDIX A

A.                                "Date of First Commercial Sale" shall mean the date when cumulative sales to the retail market of Products exceeds two hundred fifty thousand dollars ($250,000).

B.                                 "Development Report" shall mean a written account of Licensee's progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.

C.                                "Effective Date" shall mean the date of the last signature to this Agreement.

D.                              "Licensed Field" shall be limited to all fields of human use.

E.                                "Licensed Patents" shall refer to and mean those valid and unexpired patents and patent applications listed on Appendix B attached hereto, and any divisional, continuation, reexamination and reissue patents and patent applications that claim a priority therefrom and which are owned by ISURF, but only to the extent it claims an invention claimed in a patent application listed on Appendix B.

F.                                  "Licensed Territory" shall be world-wide.

G.                              "Party" or "Parties" shall mean either or both ISURF or Licensee, respectively.

H.                               "Products" shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

I.                                     "Pharmaceutical Products" shall refer to and mean any Product that is required by law to be approved for use in humans by the United States Food and Drug Administration.

J.                                     "Net Sales " shall mean, in the case of Products that are sold, the invoice price to the end user of
Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes. The "Net Sales " for a Product that is transferred to a third party for promotional purposes or for any other purpose without charge or at a discount shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter. ISURF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on ISURF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to ISURF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

APPENDIX B
LICENSED PATENTS

ISURF REFERENCE NUMBER		U.S. PATENT APPLICATION SERIAL NUMBER
	TITLE

3313	Synthesis of Polycyclic Procyanidins	11,275,756

APPENDIX C

Polyphenol Technologies Corp. Royalty Report for Period Ending December 31,

PRODUCT SALES	No. Units sold	Price per Unit	Invoiced Sales Price	Allowable Deductions	Net Sales
Product Name
Product Name
Product Name
Product Name
Total

TOTAL NET SALES	$
Royalty Rate 5% for all Products except Pharmaceutical Products
Royalty Rate of 3% for Pharmaceutical Products only
Royalty Due	$

TOTAL ROYALTY DUE: $__________________________________________________

APPENDIX D
DEVELOPMENT REPORT

A.          Date development plan initiated and time period covered by this report.

B.                       Development Report (4-8 paragraphs).

1.                 Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.                 Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.                            Future Development Activities (4-8 paragraphs).

1.                                        Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.                                        Estimated total development time remaining before a product will be commercialized.

D.                    Changes to initial development plan (2-4 paragraphs).

1.            Reasons for change.

2.            Variables that may cause additional changes.

E.     Items to be provided if applicable:

1.                   Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.                   Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.                   Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Iowa State University Research Foundation, Inc. Attn.: Executive Director

Iowa State University

310 Lab of Mechanics

Ames, IA 50011

APPENDIX E
DEVELOPMENT PLAN

A development plan of the scope outlined below shall be submitted to ISURF by Licensee upon execution of this Agreement. In general, the plan should provide ISURF with a summary overview of the activities that Licensee believes are necessary to make Products available for sale in the commercial marketplace.

Estimated

Start Date                              Finish Date

I.                    Development Program

A.                          Development Activities to be Undertaken

(Please break activities into subunits with the date of completion of major milestones)

1.

2.

B.             Estimated Total Development Time

II.                                                   Governmental Approval

A.           Types of submissions required

B.            Government agency e.g. FDA, EPA, etc.

III.                         Proposed Market Approach

IV.                         Competitive Information

A.          Potential Competitors

B.          Potential Competitive Devices/Compositions

C.          Known Competitor's plans, developments, technical achievements

D.         Anticipated Date of Product Launch
Total Length: approximately 2-3 pages